NEWS

COLUMBIA LABORATORIES REPORTS
THIRD QUARTER 2009 FINANCIAL RESULTS

Management will host Investor Conference Call at 11:00 AM ET Today

LIVINGSTON, NJ— November 5, 2009—Columbia Laboratories, Inc. (Nasdaq: CBRX) today reported financial results for the three- and nine-month periods ended September 30, 2009.

Highlights for the quarter and subsequent events included:

  Total progesterone sales increased 11% and domestic sales of CRINONE 8% (progesterone gel) also rose 11% versus the immediately preceding quarter.
  Net revenues were $7.9 million as compared to $11.1 million for the third quarter of 2008.  The 2008 period included a one-time recognition of $2.9 million of previously deferred revenues relating to the termination of the STRIANT (testosterone buccal system) license for Europe due to the bankruptcy of the Company's licensee; without those revenues, net revenues for the 2009 third quarter decreased 4% from 2008 levels.
  PREGNANT Study enrollment continues to rise with six sites added in the third quarter and an additional 11 sites thus far in the fourth quarter, bringing the total number of sites to 51.  The Company confirmed its plan to file with the FDA for PROCHIEVE 8% (progesterone gel) in the short cervix population near year-end 2010, assuming positive data.
  Four presentations of new data supporting the use of CRINONE 8% over other progesterone formulations were given at the annual meeting of the American Society of Reproductive Medicine, heightening the peer-to-peer dialogue among the Companys infertility targets. Of particular note was the Brigham and Womens Hospital presentation of the results of the largest prospective, randomized clinical study demonstrating that CRINONE is equally effective and significantly better tolerated than intramuscular injections of progesterone for luteal phase support in In Vitro Fertilization and Embryo Transfer cycles.
  On October 28, 2009, Columbia strengthened its balance sheet with $10.7 million dollars in net proceeds raised through the sale of common stock and warrants.  These funds will enable the Company to complete the PREGNANT Study and to develop next-generation progesterone products, both critical to delivering long-term returns.

CRINONE 8% revenues and prescriptions have grown quarter over quarter in 2009 despite the economic downturn and its lingering impact on decisions to proceed with infertility treatments.  We remain focused on growing this business by emphasizing that CRINONE is clinically proven to be as effective as other progesterones and widely preferred by patients for its once-daily convenience and needle-free application, stated Robert S. Mills, Columbias president and chief executive officer.
"Enrollment in the PREGNANT Study increased in the third quarter of 2009 with the addition of six new clinical sites.  We maintain our conviction that if study outcomes are positive, we will file with the FDA for PROCHIEVE 8% in the short cervix population near the end of 2010 and, assuming approval, pave the way for significant long-term growth", Mills concluded.

Third Quarter Financial Results
Net revenues for the third quarter of 2009 were $7.9 million, compared to $11.1 million for the third quarter of 2008.  The 2008 third quarter included $2.9 million in previously deferred revenues.

Total net revenues from Progesterone Products decreased 2% to $6.3 million in the third quarter of 2009 as compared to $6.5 million in the third quarter of 2008.  This reflects lower domestic sales of CRINONE 8% and PROCHIEVE, partially offset by higher sales of CRINONE in foreign markets.  Comparing the three months ended September 30, 2009 with the same period in 2008:
  CRINONE net revenues from non-U.S. sales were 70% higher. The increase was largely a result of a 7% increase in unit volumes in 2009 coupled with a $0.6 million decrease in the third quarter of 2008 foreign CRINONE revenues for estimated sales price adjustments.
  Net revenues from domestic CRINONE sales decreased 17%, with unit volume accounting for about 15% of the decrease. Total prescriptions for CRINONE for the three months ended September 30, 2009 were 6% higher than for the same period in 2008.  This increase in prescriptions was achieved despite a major economic downturn impacting patients decisions to postpone or forego elective infertility procedures that are not reimbursed in many major markets, including states such as California.
  Net revenues for PROCHIEVE, which the Company is no longer promoting for infertility, were $0.4 million lower than for the same period in 2008.
  Net revenues from the Company's Other Products were $1.6 million in the third quarter of 2009.  This compares to $4.7 million in the third quarter of 2008, during which the Company recognized $2.9 million in previously deferred revenue as a result of the termination of the STRIANT license for Europe.

Net revenues for Replens increased by $0.3 million while net revenues for RepHresh and STRIANT declined by $0.3 million and $0.2 million, respectively.

Gross profit was $5.3 million in the third quarter of 2009 compared to $8.3 million in the third quarter of 2008, primarily due to the acceleration of the previously deferred revenue as a result of the termination of the STRIANT license for Europe in 2008. Without the acceleration of the previously deferred revenue, gross profit would have remained essentially the same.

Total operating expenses were $8.8 million in the third quarter of 2009 compared to $8.3 million in the prior year period. The increase breaks down as follows:

  Selling and distribution expenses were $3.1 million in the third quarter of 2009, an 11% decrease from $3.5 million in 2008, reflecting primarily lower marketing costs.
  General and administrative costs were $2.1 million in the third quarters of both 2009 and 2008.
  Research and development costs increased to $2.3 million in the third quarter of 2009 from $1.5 million in 2008, reflecting higher clinical trial expenses for the PREGNANT Study due to increased patient enrollment levels.
  The Company amortized $1.3 million of the acquisition cost for the U.S. license rights to CRINONE 8% in the third quarters of both 2009 and 2008.

Other income and expense for the third quarter of 2009 aggregated to a net expense of $2.4 million versus a net expense of $2.0 million in the third quarter of 2008.

As a result, the Company reported a net loss of $5.9 million, or $0.11 per basic and diluted share, for the third quarter of 2009 as compared to a net loss of $2.1 million, or $0.04 per basic and diluted share, for the third quarter of 2008.

Cash and Equivalents
As of September 30, 2009, Columbia had cash and cash equivalents of $7.3 million. This compares to cash and cash equivalents of $9.2 million at June 30, 2009 and $12.5 million at December 31, 2008.  On October 28, 2009, the Company raised $10.7 million in net proceeds from the sale of 10,900,000 shares of common stock and warrants to purchase 5,450,000 shares of common stock in a registered direct offering.  With an exercise price of $1.52, the warrants have the potential to generate an additional $8.3 million. Furthermore, this transaction will enable the Company to complete the ongoing PREGNANT Study and to develop its next-generation progesterone products whether or not it proceeds with a partnership.

Quarterly Conference Call
As previously announced, Columbia Laboratories will discuss financial results of the third quarter ended September 30, 2009, on a conference call as follows:

Date:	Thursday, November 5, 2009
Time:	11:00 AM ET
Dial-in numbers:	888-515-0224 (U.S. & Canada) or 201-526-1837
Live webcast:	www.cbrxir.com, under "Events"

The teleconference replay will be available two hours after completion through Thursday, November 12, 2009, at 888-632-8973 (U.S. & Canada) or 201-499-0429. The replay passcode is 41415078. The archived webcast will be available for one year on the Companys investor website, www.cbrxir.com, under "Events."

About Columbia Laboratories
Columbia Laboratories, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the womens healthcare and endocrinology markets that use its novel bioadhesive drug delivery technology.  Columbias U.S. sales organization markets CRINONE 8% (progesterone gel) in the United States for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency and STRIANT (testosterone buccal system) for the treatment of hypogonadism in men.  The Companys partners market CRINONE 8%, STRIANT and three other products to additional U.S. and foreign markets.

The Company is conducting, in collaboration with the NIH, the PREGNANT (PROCHIEVE Extending GestatioN A New Therapy) Study, a randomized, double blind, placebo controlled  450-patient Phase III clinical trial evaluating the ability of PROCHIEVE 8% (progesterone gel) to reduce the risk of preterm birth in women with a cervical length between 1.0 and 2.0 centimeters as measured by transvaginal ultrasound at mid-pregnancy. The primary endpoint of the study is a reduction in the incidence of preterm birth at less than or equal to 32 weeks gestation vs. placebo.

For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements about Columbia Laboratories, Inc.s expectations regarding the Companys strategic direction, prospects and future results, and clinical research programs, which statements are indicated by the words "will," "plan," "expect" and similar expressions. Such forward-looking statements involve certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of November 5, 2009, the date on which they were made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE 8% (progesterone gel) and STRIANT (testosterone buccal system) in the U.S.; the successful marketing of CRINONE 8% by Merck Serono; the timely and successful development of PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy; the timely and successful completion of the ongoing Phase III PREGNANT (PROCHIEVE Extending GestatioN A New Therapy) Study of PROCHIEVE 8% in short cervix patients; success in obtaining acceptance and approval of the short cervix indication for PROCHIEVE 8% by the U.S. Food and Drug Administration and international regulatory agencies; whether we elect to exercise our right to extend the balance due on the PharmaBio royalty agreement to 2011; our ability to obtain financing in order to fund our operations and repay our debt as it comes due; the impact of competitive products and pricing; the strength of the U.S. dollar relative to international currencies, particularly the Euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbias reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

PROCHIEVE, CRINONE and STRIANT are registered trademarks of Columbia Laboratories, Inc.
# # #

Contact:
Lawrence A. Gyenes
Senior Vice President, Chief Financial Officer & Treasurer
Columbia Laboratories, Inc.
(973) 486-8860

Melody A. Carey
Co-President
Rx Communications Group, LLC
(917) 322-2571

Financial Tables Follow

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,

	2009	2008	2009	2008

NET REVENUES	$23,647,848	$29,177,914	$7,902,957	$11,117,358

COST OF REVENUES	6,680,929	8,769,496	2,561,560	2,859,590
Gross profit	16,966,919	20,408,418	5,341,397	8,257,768

OPERATING EXPENSES:
Selling and distribution	8,999,177	9,809,695	3,096,810	3,494,083
General and administrative	7,708,514	6,628,649	2,147,515	2,079,201
Research and development	6,206,028	5,051,949	2,258,656	1,510,186
Amortization of licensing right	3,783,546	3,783,546	1,261,182	1,261,182
Total operating expenses	26,697,265	25,273,839	8,764,163	8,344,652

Loss from operations	(9,730,346)	(4,865,421)	(3,422,766)	(86,884)

OTHER INCOME (EXPENSES):
Interest income	33,801	249,496	5,057	58,836
Interest expense	(6,275,439)	(5,871,513)	(2,070,104)	(1,998,832)
Other, net	(438,576)	(82,915)	(365,449)	6,792
Total other expenses	(6,680,214)	(5,704,932)	(2,430,496)	(1,933,204)

Loss before taxes	(16,410,560)	(10,570,353)	(5,853,262)	(2,020,088)
State income taxes	(16,930)	(54,750)	-	(30,048)
NET LOSS	$(16,427,490)	$(10,625,103)	$(5,853,262)	$(2,050,136)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.30)	$(0.20)	$(0.11)	$(0.04)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING:
Basic and diluted	54,397,545	52,073,900	54,455,731	52,613,653

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30	December 31
	2009	2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents of which $4,228,668 and	$7,331,577	$12,497,382
$12,099,318 is interest bearing
Accounts receivable, net of allowances for	3,228,851	3,562,277
doubtful accounts of $100,000 and $100,000
Inventories	2,312,211	2,377,139
Prepaid expenses and other current assets	386,475	1,102,525
Total current assets	13,259,114	19,539,323

Property and equipment, net	744,667	821,857
Intangible assets - net	20,031,514	23,815,060
Other assets	1,853,631	1,446,249

TOTAL ASSETS	$35,888,926	$45,622,489

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Current portion of financing agreements	$134,526	$168,034
Accounts payable	2,482,689	2,085,463
Accrued expenses	4,855,400	4,980,643
Total current liabilities	7,472,615	7,234,140

Notes payable	32,207,556	30,074,966
Deferred revenue	267,298	305,433
Long-term portion of financing agreements	14,679,091	13,126,210
TOTAL LIABILITIES	54,626,560	50,740,749

COMMITMENTS AND CONTINGENCIES

Contingently Redeemable Series C Preferred Stock,
600 and 775 shares issued and outstanding in 2009 and 2008, respectively (liquidation preference of $600,000 and $775,000)	600,000	775,000

SHAREHOLDERS' DEFICIT:
Preferred stock, $.01 par value; 1,000,000 shares authorized
Series B Convertible Preferred Stock, 130 shares issued and outstanding (liquidation preference of $13,000)	1	1
Series E Convertible Preferred Stock, 59,000 shares issued and outstanding (liquidation preference of $5,900,000)	590	590
Common Stock $.01 par value; 100,000,000 shares
authorized; 54,849,986 and 54,007,579 shares issued in 2009 and 2008, respectively	548,499	540,076
Capital in excess of par value	231,726,951	228,686,942
Less cost of 131,935 and 63,644 treasury shares	(280,813)	(189,229)
Accumulated deficit	(251,537,195)	(235,109,705)
Accumulated other comprehensive income	204,333	178,065
Shareholders' deficit	(19,337,634)	(5,893,260)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$35,888,926	$45,622,489